Exhibit 10.1

March 16, 2019

William J. Grossman

[address]

Dear Bill:

On behalf of Arcus Biosciences, Inc. (“Arcus” or the “Company”), I am pleased to invite you to join the Company in the role of Chief Medical Officer.  Below are details of the compensation and benefits program that we offer, as well as other terms of your employment with Arcus.  Where noted, this offer incorporates the terms and conditions of the Severance and Change in Control Agreement (the “Severance Agreement”).  In the event of a conflict between such agreement and this offer, the terms of this offer shall control.  Should you have any questions regarding any part of this offer, or wish to receive additional details, please let us know and we can provide more information for you.

1.Position.  Your title will be Chief Medical Officer, and you will report to the Company’s Chief Executive Officer, Terry Rosen, Ph.D.  This is a full-time position.  By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. You will be allowed to manage your passive personal investments and to serve on corporate, civic, charitable and industry boards or committees, provided that such activities do not interfere in any material respect with the performance of your duties and responsibilities hereunder as determined in the sole discretion of the Company.  You shall also be allowed to serve on for-profit boards of directors or for-profit advisory committees if such service is approved in advance by the Company.

2.Cash Compensation.  Your annualized base salary will be $440,000, less payroll deductions and all required tax withholdings, payable in accordance with the Company’s standard payroll schedule (“Base Salary”).  Your Base Salary will also be subject to upward adjustment pursuant to the Company’s employee compensation policies in effect from time to time.  In addition, you will be eligible to receive an annual bonus with a target bonus of 40% of your Base Salary (“Annual Bonus”), which shall be based on goal achievement during the applicable performance year, subject to approval of the Company’s Board of Directors.  The goals for your first year of employment will be established by you and the Company’s Chief Executive Officer within 30 days following your start date, and within sixty (60) days of the start of each calendar year thereafter.  For calendar year 2019, you will eligible to receive the entirety of your Annual Bonus (rather than a pro-rated bonus) regardless of the fact that you will not have been employed by the Company for a full calendar year this year.  The Annual Bonus will be paid to you in accordance with the Company’s annual performance review and bonus payment schedule.

3.Sign-on Bonus.  The Company will provide you with a one-time sign-on bonus of $200,000, to be paid shortly following your first day of employment. This amount is subject to all required payroll deductions and tax withholdings. In the event you resign from Arcus without Good Reason (as defined in the Severance Agreement) within one (1) year of your start date, you will be required to repay the pro-rated portion of these payments based on the number of months you were employed by the Company prior to your resignation.

4.Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.  You will also be entitled to Directors and Officers Liability Insurance on the same terms and conditions as offered to other executive officers of the Company and indemnification in accordance with the Company’s Indemnification Agreement, which will be supplied to you for execution upon your start date with the Company.

5.Equity Awards. An important component of your compensation includes the opportunity for ownership in the Company.  To that end, subject to the approval of our Board of Directors (the “Board”), Arcus will grant you an option to purchase 400,000 shares of the Company’s Common Stock with an exercise price equal to the fair market value as of the date of grant (the “Option”), as determined by the Board.  The Option will be subject to the terms and conditions of the Company’s 2018 Equity Incentive Plan and your grant agreement.  Your grant agreement will reflect a four-year vesting schedule, under which 1/48th of the total will vest each month, until either the Option is fully vested or you are no longer a service provider to the Company, whichever occurs first.  You will also be eligible to participate in and receive additional stock option or equity award grants under the Company’s equity incentive plans from time to time at the discretion of the Board/CEO, and in accordance with the terms and conditions of such plans.

6.Severance Benefits.

(a)In the event you are subject to an Involuntary Termination (as such term is defined in the Severance Agreement) within twelve months following, a Change in Control of the Company (as such term is defined in the Severance Agreement), you will be entitled to receive salary continuation, bonus payment, COBRA benefits, and accelerated vesting of your equity awards in accordance with the Severance Agreement, which will be supplied to you for execution upon your start date with the Company.

(b)In the event you are subject to an Involuntary Termination (as such term is defined in the Severance Agreement), which termination is not in connection with a Change in Control of the Company (as defined in the Severance Agreement), you will be entitled to receive (i) your Base Salary for a period of six (6) months, generally in accordance with the Company’s standard payroll procedures; (ii) your Annual Bonus for the fiscal year prior to the year in which the termination occurs (provided that such bonus has not already been paid by the Company) and your Annual Bonus for the fiscal year in which the termination occurs, prorated based on the number of days you were employed by the Company during such fiscal year; (iii) accelerated vesting of six (6) months of your equity awards from the Company; and (iv)  if you timely elect continued coverage under COBRA, the Company shall pay the same portion of the monthly premium under COBRA as it pays for active employees and their eligible dependents until the earliest of (a) the last day of the period ending on the date that is six (6) months following your termination, (b) the expiration of your continuation coverage under COBRA or (c) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing the Company to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead will pay you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue the group health coverage in effect on the date of your termination for you and your eligible dependents pursuant to the Company’s health insurance plans in which you or your eligible dependents participated as of the day of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether you elect COBRA continuation coverage. For purposes of this paragraph, “Cause” shall have the meaning ascribed to it in the Severance Agreement.

7.Proprietary Information and Inventions Agreement.  You will abide by the Company’s strict policy that prohibits any new employee from using or bringing with him/her all prior employers’ proprietary information, trade secrets, proprietary materials, and/or processes. Upon starting employment with the Company, you will be required to sign a Proprietary Information and Invention Assignment Agreement indicating, among other things, your agreement with this policy.

8.Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

This offer is contingent upon our verification of your employment history, education credentials, and successful completion of a background check.  Furthermore, this offer is subject to satisfactory proof of your identity and right to work in the United States. Any intentional misrepresentation concerning these items may result in actions up to and including revocation of this offer or termination of your employment at Arcus.

* * * * *

You may indicate your agreement with these terms and accept this offer by signing and dating this letter agreement and returning it to me no later than March 29, 2019.  Please note that this offer, if not accepted by you, will expire on March 29, 2019.

Very truly yours,

Arcus Biosciences, Inc.

By:	/s/ Terry Rosen
Terry Rosen, CEO

I have read and accept this employment offer:

/s/ William Grossman
Signature of William Grossman

Dated:	16 March 2019